Exhibit 10.10

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

STEALTH PEPTIDES INTERNATIONAL INC.

AND

CORNELL UNIVERSITY

FOR

DOCKET NO. [**]

Confidential

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is made effective as of the date last signed below (“Effective Date”) by and between Stealth Peptides International Inc. (“LICENSEE”), a corporation of the Cayman Islands, that has a principal place of business and offices at 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, Monaco, and Cornell University (“Cornell”) as represented by its Cornell Center for Technology Enterprise and Commercialization (“CCTEC”) at 395 Pine Tree Road, Ithaca, NY. LICENSEE and Cornell are each referred to individually as “Party” and collectively as “Parties.” The Parties hereby agree as follows:

ARTICLE 1: INTRODUCTION

1.1

Cornell has filed the various patent applications listed in Appendix A related to the invention of [**], an employee of Cornell, and [**], an employee of the University of Florida, entitled [**] and docketed at Cornell as [**], hereinafter the “Invention”.

1.2

LICENSEE has exercised its right under Section 4.7 of that certain Exclusive License Agreement, dated April 20, 2006, as amended by the First Amendment dated as of October 7, 2010, to which LICENSEE and Cornell are parties (the “Amended License Agreement”), to obtain the right to develop and to commercialize the inventions disclosed in the Applications, which are co-owned by Cornell and the University of Florida Research Foundation, Inc. (“UFRF”).

1.3

In the Inter-Institutional Agreement between UFRF and Cornell, effective August 3, 2011, UFRF has granted Cornell the exclusive right to license UFRF’s right, title and interest in and to the Applications and the oversight of the patenting of the Invention.

1.4

The work leading to the inventions was supported in part by an agency of the United States Government, and Cornell is obligated to comply with United States OMB Circular A-124 and 37 CFR Part 401. This license is subject to the applicable terms of United States Government regulations concerning Government-funded inventions.

1.5	The Parties agree to the terms and conditions herein below in order to develop the inventions for commercial purposes, and utilize them in the public interest.

ARTICLE 2: DEFINITIONS

2.1

“Affiliate” shall mean (1) any corporation or other noncorporate entity owning directly, or indirectly controlling, at least fifty percent (50%) of the stock normally entitled to vote for election of directors of LICENSEE; (2) any corporation owned or controlled by LICENSEE through ownership of at least fifty percent (50%) of the stock entitled to elect directors or any other entity actually controlled by LICENSEE, (3) any corporate or noncorporate entity under common control with LICENSEE.

2.2

“Applications” shall mean (a) the patent applications listed in Appendix A, (b) any foreign patent applications based thereon, (c) all claims of continuations-in-part that are entitled to the benefit of the priority date of any of the foregoing applications and are enabled by subject matter that is disclosed in such application, (d) all divisionals and continuations of any of the patent applications described in (a)-(c) above, and (e) any patent application sharing a common claim of priority with any of the patent applications described in (a)-(d) above.

2.3

“Covered” shall mean, with respect to a Product and a country, that, in the absence of ownership of or a license granted under a Valid Claim in such country, the manufacture, use, offer for sale, sale or importation of such Product would infringe such Valid Claim (or, in the case of a Valid Claim in an Application, would reasonably likely infringe such Valid Claim if it were to issue in a Patent).

2.4	“Dollars” or “$” shall mean United States Dollars.

2.5	“Exclusive” shall mean that during the term of this Agreement Cornell will not grant commercial rights to Patents and/or Applications to any other party in the Field-of-Use.

2.6	“Field-of-Use” shall mean any and all fields.

2.7	“Human Therapeutic Products” shall mean Products marketed as therapeutics for human use.

2.8	“Licensed Territory” shall mean the world.

2.9

“License Year” shall mean each twelve-month period beginning on January 1 and ending on December 31. However, the first License Year (alternatively, License Year 1) shall commence on the Effective Date and end on December 31 of the same calendar year.

2.10

“Net Sales” shall mean the gross amount invoiced for sales, leases and other dispositions of Products by LICENSEE, and Sublicensees, to an independent third party on sale or use of Products where Products are either made, used, sold, imported, exported, or otherwise commercialized less (i) all trade, quantity, and cash discounts actually allowed on Products, (ii) all credits and allowances actually granted on Products on account of rejection, returns, billing errors, and retroactive price reductions, (iii) duties actually paid on Products, and (iv) excise, sale and use taxes, and equivalent taxes actually paid on Products.

2.11

“Patents” shall mean (a) all patents issuing from any Application, (b) all reissues, reexaminations and extensions of any patent described in (a) above, and (c) any patent sharing a common claim of priority with any of the patents described in (a) and (b) above.

2.12

“Products” shall mean any product or service that incorporates, utilizes or is otherwise described and claimed by one or more Valid Claims in Applications or Patents or that are made by a process that utilizes, incorporates or is otherwise described and claimed by one or more Valid Claims in Applications or Patents, and any services that incorporate or utilize or are otherwise described and claimed in Applications or Patents.

2.13

“Sublicense” shall mean a rights-granting contract with an independent third party or with a subsidiary or an Affiliate in which LICENSEE conveys rights granted to LICENSEE in Sections 4.1 and 4.2 of this Agreement.

2.14	“Sublicensee” shall mean any entity granted a Sublicense by LICENSEE, and acceptable to Cornell, under this Agreement.

2.15

“Valid Claim” shall mean a claim of (i) an issued Patent which has not been declared invalid in a court of appropriate jurisdiction, or (ii) a pending patent Application which is being diligently prosecuted by or on behalf of Cornell.

ARTICLE 3: APPLICATIONS AND PATENTS

3.1	Cornell represents that Cornell and UFRF jointly hold title to all Applications and Patents.

3.2

Cornell agrees to use reasonable efforts to file and prosecute Applications and maintain Patents. At any time during the term of this Agreement, LICENSEE may elect in writing to be released from its license in any of the Patents or Applications, in which event LICENSEE shall thereafter have no obligation to reimburse Cornell for any future expenses relating to such Patents or Applications, and Cornell shall have the option at its sole discretion and expense to file, prosecute, maintain and license to a third party such Patents or Applications.

3.3

LICENSEE shall reimburse Cornell for all out-of-pocket expenses for preparation, filing, prosecution and maintenance of Applications and Patents except for those Applications and Patents for which it has waived its rights, in writing, as described in Section 3.2. Such reimbursable expenses shall include those incurred prior to Effective Date. Such expenses shall be paid to Cornell by LICENSEE within [**] days of receipt of an invoice therefore unless Cornell has otherwise agreed, in writing. Such invoice shall specify the date the expense was incurred, the purpose of the expense (including, as applicable, a summary of patent attorney services giving rise to the expense), and the Applications or Patents to which the expense relates. Late payments shall be subject to a [**] percent ([**]%) per annum interest charge, or the highest rate allowed by New York State Law.

3.4

Cornell shall have final authority over selection of patent attorneys and all decisions concerning filing and prosecution of Applications and maintenance of Patents. However, Cornell shall keep LICENSEE reasonably informed of its filing, prosecution and maintenance activities and shall give LICENSEE the opportunity to comment on major decisions concerning such activities.

3.5

LICENSEE shall not at any time, directly or indirectly, oppose the grant of, nor dispute the validity or enforceability of, nor cooperate in any suit, claim, counterclaim or defense against any patent or claim included in the Patents.

ARTICLE 4: LICENSE GRANT AND COMMERCIAL EFFORTS

4.1

Subject to the terms and conditions of this Agreement and to the rights of and obligations to the United States Government as set forth in United States Office of Management & Budget Circular A-124 or 37 CFR Part 401 et seq., Cornell hereby grants and LICENSEE hereby accepts an exclusive right to make, use, sell, lease, import, export or otherwise dispose of Products under all (including Cornell’s and UFRF’s) rights, title and interest in and to the Applications and Patents in the Field-of-Use in the Licensed Territory for the term of this Agreement as specified in Section 7.1.

The right of LICENSEE to make Products includes the right to have Products made by contract with third parties within the Licensed Territory. Such contractual arrangements with third parties shall be subject to and conditioned upon appropriate supervision and quality assurance and control of the third party by LICENSEE and the third party shall be bound in writing to respect all rights of Cornell and to supply all production of Products exclusively to LICENSEE.

4.2

LICENSEE shall also have the right to grant Sublicenses under this Agreement provided LICENSEE: (1) consults with Cornell regarding the potential sublicensee, (2) provides Cornell with a draft sublicense at least [**] days prior to its execution and (3) provides Cornell with a copy of the fully executed sublicense within [**] days of execution. Any such Sublicense shall contain all the provisions of this Agreement which are protective of and beneficial to Cornell and UFRF and LICENSEE shall be responsible to Cornell for the payment of royalties on sales made by a Sublicensee as though they were sales by LICENSEE. Any such Sublicenses shall be subject to an obligation for LICENSEE to pay to Cornell [**] percent ([**]%) of any consideration received by LICENSEE under a Sublicense, other than (1) consideration consisting of royalties on sales or net sales made by the Sublicensee (which shall be handled in accordance with Section 5.3 hereunder) under such a Sublicense, (2) payments made to LICENSEE for equity securities at or near fair market value and (3) payments made to LICENSEE to fund research and development of Products.

4.3

LICENSEE shall be responsible to Cornell for the payment of royalties on sales made by a Sublicensee in accordance with Section 5.3 hereof as though such sales were made by LICENSEE. LICENSEE and Cornell agree to negotiate in good faith an appropriate value for all non-cash consideration or non-cash cross-licenses. LICENSEE’s obligation to pay Cornell’s share of Sublicense consideration shall be considered incurred as of the date on which such Sublicense consideration is received by LICENSEE.

4.4

Cornell and UFRF, subject to the terms of the material transfer agreement between the Joan and Sanford I Weill Medical College of Cornell University and University of Florida effective May 14, 2008, each retain an irrevocable and nonexclusive right to practice for its own educational and research purposes, the inventions claimed in Applications and Patents and such purposes shall include limited, non-commercial collaboration with other non-profit research institutes, subject to the requirements of Section 4.7(vii) of the Amended License Agreement relating to Material Transfer Agreements (as defined therein).

4.5

Nothing in this Agreement shall be construed to give LICENSEE rights in any technologies currently owned or developed in the future by Cornell other than those explicitly specified in this Agreement. Nothing in this Agreement shall be construed to give Cornell rights in technologies currently owned or developed in the future by LICENSEE other than those explicitly specified in this Agreement.

4.6

The rights granted by this Agreement are to LICENSEE alone and not to any third parties or to any subsidiary or Affiliate of LICENSEE. However, with prior written approval of Cornell (such approval not to be unreasonably withheld), LICENSEE may transfer this Agreement by way of sale of LICENSEE, through sale of assets and/or sale of stock, provided that such sale is not primarily for the benefit of creditors. If LICENSEE fails to obtain the prior written approval from Cornell for such transfer, Cornell shall have the right to terminate this Agreement and the right to require that the transfer of this Agreement be voided.

4.7

LICENSEE shall use its Best Efforts, consistent with sound and reasonable business practices and judgment, to affect commercialization of Products as soon as practicable and to maximize sales thereof. Failure of LICENSEE to use it “Best Efforts” to meet the diligence milestones of this Section 4.7 shall be a material breach of this Agreement. “Best Efforts” shall mean the efforts that a reasonable person in the position of LICENSEE would make so as to achieve that goal as expeditiously as practicable; notwithstanding the foregoing, LICENSEE shall be deemed to have used Best Efforts with respect to a milestone if it achieves the milestone by the corresponding target achievement date. LICENSEE will provide additional milestones on the [**] anniversary of the Effective Date and on the anniversary of the Effective Date every [**] years thereafter until the first commercial sale of a Human Therapeutic Product.

LICENSEE shall use Best Efforts to achieve the following milestone by the date indicated:

Milestone	Target achievement date
[**]	[**]

If LICENSEE has not achieved a milestone by the corresponding target achievement date, LICENSEE shall have a cure period of [**] thereafter to achieve such milestone. If LICENSEE has not achieved such milestone by the end of such cure period, the license granted pursuant to Section 4.1 shall thereafter convert to a non-exclusive license.

4.8

Beginning with the second License Year, within [**] days after the start of each License Year and until LICENSEE markets Products, LICENSEE shall make a written annual report to Cornell covering the preceding License Year, regarding the progress of LICENSEE toward commercial development of Products. Such report shall include, at a minimum, information sufficient to enable Cornell to satisfy reporting requirements of the United States Government and for Cornell to ascertain progress by LICENSEE toward meeting the Best Efforts of this Article 4. For clarity, LICENSEE may satisfy its obligations under this Section 4.8 by including the applicable information in each annual report submitted pursuant to Section 4.9 of the Amended License Agreement provided that the applicable information references this Agreement.

4.9

If Cornell should identify any Product that (i) LICENSEE is not actively developing or commercializing, as evidenced by the reports provided to Cornell under Section 4.8; and (ii) is in a field (which shall include for the purpose of this section: human therapeutics, animal health, drug delivery, research reagents and medical device reagents) and/or territorial market that Cornell indicates is significant, (such Product, an “Undeveloped Product”), Cornell shall provide written notice to LICENSEE of said Undeveloped Product. Within [**] days after receipt of such notice from Cornell, LICENSEE shall provide written notice to Cornell that it elects to: a) affect development and commercialization of said Undeveloped Product itself; or b) affect development and commercialization of said Undeveloped Product through an appropriate sublicensee; or c) terminate LICENSEE’s rights under this Agreement only for said Undeveloped Product. Should LICENSEE elect to affect development and commercialization of said Undeveloped Product itself, Cornell and LICENSEE will negotiate reasonable diligence goals. Should such an amendment containing such diligence goals not be executed within [**] days after LICENSEE’s election, Cornell may immediately terminate LICENSEE’s rights under this Agreement only for said Undeveloped Product by means of written notice to LICENSEE. Should LICENSEE elect to sublicense its rights, said sublicense shall be executed within [**] months after LICENSEE’s election. Should said sublicense not be so executed, Cornell may immediately terminate LICENSEE’s rights under this Agreement only for said Undeveloped Product by means of written notice to LICENSEE.

4.10

LICENSEE shall not use, nor shall LICENSEE permit Sublicensee to use, the names, trademarks and indicia of Cornell, nor the names of any employee, student or faculty member of Cornell without prior written approval from Cornell. Cornell shall not use the names, trademarks and indicia of LICENSEE nor disclose to any third party any non-public information relating to the subject matter of this Agreement without prior written approval from LICENSEE.

4.11

LICENSEE shall alone have the obligation to ensure that Products it makes, uses, sells, leases, imports, exports or otherwise disposes of are not defective, that Products satisfy all applicable government regulations and that export of Products satisfies government export requirements.

ARTICLE 5: PAYMENTS, ROYALTIES, REPORTS AND RECORDS

5.1

As consideration for entering into this Agreement, LICENSEE shall pay Cornell a license fee of [**] Dollars ($[**]) within [**] days after the Effective Date. Cornell acknowledges that it has received [**] Dollars ($[**]) from LICENSEE toward such fee prior to the Effective Date.

5.2

Commencing upon the second (2nd) anniversary of the Effective Date and continuing until the first commercial sale of the first Human Therapeutic Product, LICENSEE will pay FOUNDATION an annual license maintenance fee of $[**] on each anniversary of the Effective Date.

5.3

For the rights granted hereunder, LICENSEE shall pay or cause to be paid to Cornell a royalty on Net Sales of Products, on a Product-by-Product and country-by-country basis, where the manufacture, use, sale, offer for sale or importation of such Product by LICENSEE in such country is Covered by a Valid Claim, as per the following table:

Product	Royalty	If Annual Sales:
All Human Therapeutic Products	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]

In lieu of the royalty in the table above, the royalty shall be [**] percent ([**]%) of Net Sales of Products made, used, sold, offered for sale, or imported in any country where such activities are not Covered by a Valid Claim, except that no royalty shall be due for any sales of any such Product that occur after the fifteenth (15th) anniversary of the first commercial sale of such Product. LICENSEE shall pay royalties in accordance with this Section 5.3 on all Products that are either sold or produced under the license granted in Article 4, regardless of whether such Products are produced prior to the Effective Date or are produced before but sold after the termination of this Agreement.

5.4

Royalties shall be payable only once with respect to the same unit of Product, and no royalty shall be payable hereunder with respect to any unit of Product for which royalties are payable under the Amended License Agreement. However, LICENSEE will use reasonable efforts to provide Cornell with information Cornell can use to determine sales of Products relating to the indication Covered by the Applications and Patents of this Agreement.

5.5

If a Product contains technology subject to royalties payable to a third party, the royalty due hereunder shall be reduced by [**] percent ([**]%) for every [**] percent ([**]%) of royalty due to such third party, but in no event shall royalties due be reduced by more than [**] percent ([**]%) of the applicable royalty rate payable for such Products.

5.6

LICENSEE shall provide Cornell with quarterly written reports of all sales, leases or other dispositions of Products by LICENSEE during the quarter ending March 31, June 30, September 30 and December 31, due within [**] days of the end of each quarter.    LICENSEE shall require that Sublicensees provide LICENSEE with quarterly written reports of all sales, leases or other dispositions of Products by Sublicensees, during the quarter ending March 31, June 30, September 30 and December 31, and copies of Sublicensee’s reports shall accompany LICENSEE’s reports to Cornell. In order to minimize LICENSEE time spent on royalty reports, a brief one-page Royalty Report Form is provided in Appendix C to the Amended License Agreement that will satisfy Cornell’s reporting requirements. Cornell agrees to keep the information in these reports confidential, except as may be necessary to maintain an action against LICENSEE for breach of this Agreement. Royalty payments for sales, leases, and other dispositions of the Products invoiced during a calendar quarter shall accompany the Royalty Report Form for that particular quarter. The Royalty Report Form shall be submitted regardless of whether or not royalties are owed. All amounts reported and all payments made shall be in United States dollars. Conversion from foreign currencies, if any, shall be based upon the conversion rate published in The Wall Street Journal on the last day of the particular quarterly accounting period (or on the last business day on which The Wall Street Journal is published during said quarterly period) for which royalties are due. Royalty checks shall be made payable to Cornell University and mailed to the address specified in Section 13.4.

5.7

LICENSEE shall keep and maintain, and LICENSEE shall require that Sublicensees keep and maintain, any and all records necessary to certify compliance of LICENSEE with the terms of this agreement, including but not limited to accounting general ledgers, Sublicense and distributor agreements, price lists, catalogs, and marketing materials, audited financial statements, income tax returns, sales tax returns, inventory records, and shipping documents of Products. Such records shall be open to inspection at reasonable times by a certified public accountant chosen by Cornell and acceptable to LICENSEE, which shall not unreasonably withhold such acceptance. Such inspection shall be made at Cornell’s expense. However, if the results of any audit reveal additional royalties owed to Cornell that differ by more the [**]% ([**] percent) from those royalties already paid, LICENSEE shall also reimburse Cornell for the costs of the audit. Cornell agrees to hold such records confidential, except as may be necessary to maintain an action against LICENSEE for breach of this Agreement. The records required by this paragraph shall be maintained and available for inspection for a period of [**] years following the calendar quarter to which they pertain. This paragraph shall survive termination of this Agreement.

5.8

LICENSEE shall reimburse Cornell for the expenses specified in Section 3.3 within [**] days of written invoice from Cornell. Such invoice shall specify the date the expense was incurred, the purpose of the expense (including, as applicable, a summary of patent attorney services giving rise to the expense), and the Applications or Patents to which the expense relates.

5.9

Royalty payments due under Section 5.3 of this Agreement and payment of Cornell’s share of Sublicense consideration shall become late if not paid within [**] days after the end of the quarter in which the payment obligation was incurred. Late payments shall be subject to a [**] percent ([**]%) per annum interest charge.

5.10

LICENSEE agrees to make a written report to Cornell within [**] days after the expiration of this Agreement pursuant to Section 7.1. LICENSEE shall continue to make reports pursuant to the provisions of this Section 5.9 concerning royalties payable in accordance with Section 5.3 in connection with the sale of Products after expiration of the license, until such time as all such Products produced under the license have been sold or destroyed. Concurrent with the submittal of each post-termination report, LICENSEE shall pay Cornell all applicable royalties.

ARTICLE 6: INFRINGEMENT

6.1

In the event that either Party determines that a third party is making, using or selling a product that may infringe Patents, it will promptly notify the other Party in writing. LICENSEE may elect, with the prior written consent of Cornell, to bring suit against such alleged infringer. Such election must be made within [**] days after receipt of said written consent from Cornell. All recoveries in such suit shall belong to LICENSEE except that Cornell shall have the right to elect to pay up to [**] percent ([**]%) of the litigation costs and receive a percentage of any recovery equal to the percentage of litigation costs paid. Cornell must make such election within [**] days after its receipt of notice that LICENSEE has elected to bring suit. Cornell shall also have the right to choose to be represented by separate counsel in any such suit at its own expense. Such expense for separate counsel shall not be considered as part of “litigation costs” for purposes of determining Cornell’s share of any recovery in accordance with the sentence above. If LICENSEE elects not to bring a suit against the alleged infringer, it shall promptly notify Cornell of that fact and Cornell shall have the right to commence such actions at its own cost and expense, in which case any recoveries shall belong to Cornell. In such suits by Cornell, LICENSEE shall have rights of participation and recovery that are the same as Cornell’s rights as provided above when LICENSEE elects to sue.

6.2	Regardless of which Party controls a suit brought against an infringer, each Party shall participate in any settlement discussions and each will be a signatory to any settlement agreement.

ARTICLE 7: TERM AND TERMINATION

7.1

This Agreement shall commence on the Effective Date, and shall continue as an Exclusive license until the last of all Patents has either expired or been invalidated in an unappealed decision by a court having jurisdiction and no Applications remain pending, and provided this Agreement is not earlier terminated as provided for herein.

7.2	Cornell may terminate this Agreement if LICENSEE:

(i)	is in default in payment of license fees, royalties or cost reimbursements or in providing reports;

(ii)	is in material breach of any provision of this Agreement; or

(iii)	intentionally provides any false report;

and LICENSEE fails to remedy any such default, breach, or false report within [**]days after written notice thereof by Cornell. LICENSEE’s right to terminate this Agreement on a Product-by-Product basis is as set forth in Paragraph 7.4.

7.3

Cornell may terminate this Agreement upon thirty (30) days written notice by Cornell if LICENSEE fails to obtain prior written Cornell approval for the transfer of this Agreement upon the sale of LICENSEE in accordance with Section 4.6, provided that such notice is given within sixty (60) days after such transfer.

7.4

LICENSEE may terminate the license granted hereunder, in its entirety or on a Patent-by- Patent basis, a Product-by-Product, and/or a country-by-country basis if LICENSEE has a reasonable basis for doing so, at any time upon sixty (60) days’ notice to Cornell. Such notice must be in writing and obligations under this Agreement shall continue to accrue during the sixty (60) day notice period, including the obligation to make any payments under this Agreement.

7.5

Upon termination of this Agreement for any reason, including the end of term as specified above, all rights and obligations under this Agreement shall terminate, except those that have accrued prior to termination and except as specified in this Agreement.

ARTICLE 8: PUBLICATION AND CONFIDENTIALITY

8.1

It is the policy of Cornell to promote and safeguard free and open inquiry by faculty, students and others. To further this policy, Cornell shall retain the right to publish information described in Applications and Patents.

8.2

Each Party agrees to keep any information identified as confidential by the disclosing Party confidential using methods at least as stringent as each Party uses to protect its own confidential information, except as may be necessary to maintain an action against LICENSEE for breach of this Agreement or to audit LICENSEE as specified under Section 5.6. “Confidential Information” shall include the progress report required under Section 4.8 and any other information marked confidential or accompanied by correspondence indicating such information is confidential exchanged between the Parties hereunder. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(a)	LICENSEE or Cornell can show by written record that it possessed the information prior to its receipt from the other Party;

(b)	The information was already available to the public or became so through no fault of the LICENSEE or Cornell;

(c)	The information is subsequently disclosed to LICENSEE or Cornell by a third party that has the right to disclose it free of any obligations of confidentiality; or

(d)	[**] years have elapsed from the expiration of this Agreement.

ARTICLE 9: ARBITRATION AND JUDICIAL REMEDIES

9.1

If a controversy arises under or related to this Agreement, and any disputed claim by either Party against the other Party under this Agreement, excluding any dispute relating to patent validity or infringement arising under this Agreement, the Parties shall endeavor to resolve such controversy or dispute by mutual, good faith conciliation and, failing that, may mutually agree to settle the controversy or dispute by mediation in accordance with the WIPO Mediation Rule. The place of mediation shall be New York, New York. The language to be used in the mediation shall be English.

Cornell reserves the right and power to proceed with direct judicial remedies without conciliation, mediation or arbitration for breach of the royalty payment and sales reporting provisions of this Agreement after giving written notice of such breach to LICENSEE followed by an opportunity period of [**] days in which to cure such breach. In collecting overdue royalty payments and securing compliance with reporting obligations, Cornell may use all judicial remedies available.

ARTICLE 10: INDEMNIFICATION

10.1

LICENSEE agrees to indemnify, defend and hold harmless UFRF, Cornell, and their respective trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, damages, expenses, losses and improper business practices arising out of (i) the manufacture, use, sale, or other disposition of Patents or Products by LICENSEE, Sublicensee, or their customers, (ii) a third party’s use of a Product purchased, leased, or otherwise acquired from LICENSEE or Sublicensee, or (iii) a third party’s manufacture or provision of a Product at the request of LICENSEE or Sublicensee.

10.2

Cornell and UFRF shall not be liable for any indirect, special, consequential, or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. Cornell and UFRF shall not have any responsibilities or liabilities whatsoever with respect to Products.

10.3

LICENSEE and Sublicensee shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.

10.4

In addition to the foregoing, LICENSEE shall cause Stealth Peptides, Inc., an Affiliate of LICENSEE, to maintain, during the term of this Agreement, Comprehensive General Liability Insurance to cover the activities of LICENSEE. Such insurance shall provide minimum limits of liability of $[**] dollars per incident and $[**] dollars in aggregate. Such insurance shall be written as primary coverage to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and should be placed with carriers with financial strength ratings of at least A- as rated by A.M. Best. LICENSEE shall obtain appropriate clinical trial coverage before initiating any clinical trials of Products. The coverage and limits referred to above shall not in any way limit the liability of LICENSEE. LICENSEE shall, within [**] days after the Effective Date, furnish Cornell with certificates of insurance showing compliance with all requirements. Such certificates shall provide for [**] day advance written notice to Cornell of any modification. LICENSEE shall use reasonable best efforts to extend the coverage referred to above within [**] months after the Effective Date to include Cornell as an additionally insured party and shall furnish Cornell with a certificate of insurance evidencing any such extension.

10.5	The provisions of this Article 10 shall survive termination of this Agreement.

ARTICLE 11: WARRANTIES AND LIMITATIONS

11.1

Each of Cornell and LICENSEE represent and warrant that it has the right to enter into this Agreement. Cornell warrants that it has the right to convey to LICENSEE the rights granted under this Agreement.

11.2	Cornell represents that to the best of its knowledge the inventorship and ownership of the Applications is as set forth in Appendix A.

11.3	Cornell makes no representation or warranty that Applications will result in issued Patents.

11.4	Cornell makes no representations or warranties concerning the validity or scope of Patents.

11.5

Cornell does not warrant that Products made, used, sold, leased, imported, exported or otherwise disposed of under the license of this Agreement is or will be free from infringement of patents of third parties.

11.6

Nothing herein shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Cornell or other persons other than Patents, regardless of whether such patents or other rights are dominant or subordinate to any Patents.

11.7	Cornell is under no obligation to furnish any technology or information other than that described and claimed in Applications and Patents.

11.8	Nothing herein shall be construed to grant LICENSEE rights under any applications or patents other than Applications and Patents.

11.9

Cornell does not make any representations, extend any warranties of any kind, express or implied, or assume any responsibility whatever concerning the manufacture, use, or sale, lease or other disposition by LICENSEE or its vendees or transferees of Products.

11.10

Except as expressly set forth in this Agreement, CORNELL MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

ARTICLE 12: MARKING

12.1

Prior to the issuance of patents on the Applications, LICENSEE shall mark, and agrees to require that Sublicensees shall mark, Products (or their containers or labels) made, sold, leased, imported, exported or otherwise disposed of by it under the license granted in this Agreement with the words “Patent Pending”, and following the issuance of one or more Patents, with each Patent’s Number.

ARTICLE 13: MISCELLANEOUS PROVISIONS

13.1

Terms in this Agreement which appear capitalized, other than the names of the Parties and article headings, have the meanings given in Article 2 and retain those meanings whether used in the singular or plural.

13.2

This Agreement shall be binding upon and be to the benefit of the Parties and their heirs, successors and permitted assigns. However, neither Party shall assign this Agreement, in whole or in part, without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

13.3

All issues and questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of such other jurisdiction would ordinarily apply. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State court sitting in Tompkins County, State of New York or Federal court sitting in Syracuse, New York over any suit, action or proceeding arising out of or relating to this Agreement and agree that no such suit, action or proceeding shall be brought in any other court, forum or jurisdiction. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.4

All notices required or permitted hereunder shall be in writing and be served on the Parties at the addresses set forth below. Any such notices shall be either (a) sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered when delivery is made according to the records of such courier, (b) sent by facsimile, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such facsimile notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice by facsimile or personal delivery and delivered after 5:00 p.m., Eastern Daylight Time, shall be deemed received on the next Business Day. A Party’s address may be changed by written notice to the other Party; provided, however, that no notice of a change of address shall be affected until actual receipt of such notice.

In the case of Cornell:

Cornell Center for Technology Enterprise and Commercialization

Attn: Executive Director

395 Pine Tree Road, Suite 310

Ithaca, NY 14850

With a copy to:

Brian J. Kelly, Vice President

Cornell Research Foundation, Inc.

418 East 71st Street

New York, NY 10021

Phone: (212)746-6186

Fax: (212) 746-6662

In the case of LICENSEE:

Stealth Peptides International Inc.

c/o Stealth Peptides Inc.

Attn: Travis Wilson

1188 Centre Street

Newton Centre, MA 02459

Phone: 617-244-2800

Fax: 617-244-2807

All payments shall be made to Cornell:

Cornell Center for Technology Enterprise and Commercialization

P.O. Box 6899

Ithaca, NY 14850-6899

Attention: Accounting Department

If remitted by electronic payments via ACH or Fed Wire:

Receiving bank name:	[**]
Bank account no.:	[**]
Bank routing (ABA) no.:	[**]
SWIFT Code:	[**]
Bank account name:	[**]
Bank ACH format code:	[**]
Bank address:	[**]
Additional information:	[**]

A FAX copy of the transaction receipt shall be sent to Associate Director for Finance and Operations at: 607-254-5454. LICENSEE is responsible for all bank charges of wire transfer of funds for payments. The bank charges shall not be deducted from total amount due to Cornell.

13.5

No term or provision of this Agreement shall be waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach.

13.6	This Agreement may not be modified, changed or terminated orally. No change, modification, addition or amendment shall be valid unless in writing and signed by the Parties.

13.7	In the event any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

13.8

This Agreement constitutes and contains the entire agreement of the Parties respecting its subject matter and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether written or oral, between the Parties respecting its subject matter.

13.9

This Agreement may be executed in counterparts with the same force and effect as if executed in one complete document by both Parties as listed below. Any photocopy or facsimile copy of this fully executed Agreement shall have the same legal force and effect as any copy bearing original signatures. Signatures transmitted by facsimile shall be deemed valid as original signatures.

13.10

For clarity, in furtherance of fulfilling its obligations and exercising its rights under this Agreement, LICENSEE may employ third parties, including but not limited to contract manufacturers, contract research organizations and contract sales organizations, to carry out activities on LICENSEE’s behalf, without any obligation to obtain consent from Cornell therefor.

IN WITNESS of this Agreement, INSTITUTIONS and LICENSEE have caused this Agreement to be executed by their duly authorized officers on the dates indicated.

CORNELL UNIVERSITY		STEALTH PEPTIDES INTERNATIONAL INC.

By:	/s/ Alan Paau, Ph.d., MBA	By:	/s/ Lars Sorensen
Name:	Alan Paau, Ph.D., MBA	Name:	Lars Sorensen
Title:	Vice Provost for Technology Transfer & Economic Development	Title:	Authorized Signatory

Date: October 28, 2011		Date: 3 November 2011

Appendix A

Patent Applications

[**]
[**]
[**]
Docket Number	Cornell Docket Number	Country	Status	App. No	App. Date	Pat. No.	Grant Date
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

A-1